As filed with the Securities and Exchange Commission on January 9, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUEL SYSTEMS SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3960974
(State of Incorporation)	(I.R.S. Employer Identification No.)

3030 South Susan Street Santa Ana, California	92704
(Address of Principal Executive Offices)	(Zip Code)

FUEL SYSTEMS SOLUTIONS, INC. 2006 INCENTIVE BONUS PLAN

(Full Title of the Plan)

Thomas M. Costales

Chief Financial Officer and Secretary

FUEL SYSTEMS SOLUTIONS, INC.

3030 South Susan Street

Santa Ana, California 92704

(714) 656-1200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Eva H. Davis, Esq.

Kirkland & Ellis LLP

777 S. Figueroa St.

Los Angeles, California 90017

(213) 680-8400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	400,000	$0.001	$400	$0.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	The proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act based on the purchase price of $0.001 for all stock awards that have been issued and that will be available for issuance as stated in the 2006 Plan.

EXPLANATORY NOTE

This Registration Statement registers shares, par value $0.001 per share, of Common Stock of Fuel Systems Solutions, Inc. that may be issued under the Fuel Systems Solutions, Inc. 2006 Incentive Bonus Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act and additional information about the Plan are available without charge by contacting:

Thomas M. Costales

Chief Financial Officer and Secretary

Fuel Systems Solutions, Inc.

3030 South Susan Street

Santa Ana, California 92704

(714) 656-1200

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s prospectus filed on July 11, 2006 pursuant to Rule 424(b)(1) under the Securities Act which relates to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-135378) and which contains audited financial statements for IMPCO Technologies, Inc. the Registrant’s predecessor;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 9, 2006;

(c)	The Registrant’s Current Reports on Form 8-K filed on August 25, 2006, October 26, 2006 and November 30, 2006; and

(d)	The description of the Registrant’s Class A Common Stock, par value $0.001 per share, included under the caption “Description of Capital Stock” in the prospectus forming a part of the Registrant’s Registration Statement on Form S-4, initially filed with the Commission on June 27, 2006 (Registration No. 333-135378), including exhibits, and as subsequently amended, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 25, 2006.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summaries are subject to the complete text of the statutes and organizational documents of the Registrant described below and are qualified in their entirety by reference thereto. The Registrant is incorporated under the laws of the State of Delaware.

Delaware General Corporation Law

Section 145 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and ByLaws

The Registrant’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The company shall indemnify and hold harmless, to the fullest extent permitted the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the company to provide broader indemnification rights then such law permitted the company to provide prior to such amendment), and any other applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the company to provide broader indemnification rights then such law permitted the company to provide prior to such amendment), any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved (including without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the company or, while a director, officer, employee or agent of the company, is or was serving at the request of the company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while so serving, against all liability and loss suffered and expenses (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, agent, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of Article VI of the company’s Bylaws, the company shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the company. Each person who is or was serving as a director, officer, employee or agent of a subsidiary of the company shall be deemed to be serving, or have served, at the request of the company. Any indemnification under this paragraph (unless ordered by a court) shall be made by the company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has me the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than such law permitted the company to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination by (a) a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) a committee of the Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Liability Insurance

The Registrant’s directors and officers are covered under directors’ and officers’ liability insurance policies maintained by the company.

The company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the company or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him and incurred by him in any such capacity, whether or not the company would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware.

Indemnification Agreements with Directors

The Registrant has entered into indemnification agreements with its directors according to which the company will, in certain circumstances, advance money to the directors to cover costs and expenses if the directors become parties to or are threatened to be made parties to legal action because of the director’s service to the company. Before any money could be advanced to a director, the advance must be approved by a majority of the directors who are not parties to the proceeding, the company’s outside legal counsel, the company’s stockholders or the court in which the proceeding is pending. If the director is ultimately determined not to be entitled to indemnification according to Section 145 of the Delaware General Corporation Law, he must repay all amounts advanced to him.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on January 9, 2007.

FUEL SYSTEMS SOLUTIONS, INC.

By:	/s/ Thomas M. Costales
Name:	Thomas M. Costales
Title:	Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mariano Costamagna and Thomas M. Costales, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2007.

Signature	Title
/s/ Mariano Costamagna Mariano Costamagna	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Thomas M. Costales Thomas M. Costales	Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ Bill Larkin Bill Larkin	Corporate Controller (Principal Accounting Officer)

/s/ Norman L. Bryan Norman L. Bryan	Director

/s/ Marco Di Toro Marco Di Toro	Director

/s/ John Jacobs John Jacobs	Director

/s/ Douglas R. King Douglas R. King	Director

/s/ J. David Power III J. David Power III	Director

/s/ Aldo Zanvercelli Aldo Zanvercelli	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Fuel Systems Solutions, Inc. (incorporated by reference to Appendix B of the Registrant’s proxy statement/prospectus, filed July 11, 2006, registration no. 333-135378).

4.2	Amended and Restated By-laws of the Fuel Systems Solutions, Inc. (incorporated by reference to Appendix C of the Registrant’s proxy statement/prospectus, filed July 11, 2006, registration no. 333-135378).

4.3	Fuel Systems Solutions, Inc. 2006 Incentive Bonus Plan (incorporated by reference to Appendix E of the Registrant’s proxy statement/prospectus, filed July 11, 2006, registration no. 333-135378).

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 3.7 of the Registrant’s Registration Statement on Form S-4, filed June 27, 2006, Registration No. 333-135378).

5.1	Opinion of Kirkland & Ellis LLP, counsel to the Registrant, with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP, independent registered public accounting firm, with respect to IMPCO Technologies, Inc.

23.3	Consent of BDO Sala Scelsi Farina S.p.A., independent registered public accounting firm, with respect to BRC, SrL.

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm, with respect to IMPCO Technologies, Inc.

23.5	Consent of Reconta Ernst & Young S.p.A. independent registered public accounting firm, with respect to BRC, SrL.

23.6	Consent of BDO Hernández Marrón y Cía., S.C., independent registered public accounting firm, with respect to IMPCO BRC de Mexico, S.A. de C.V.

24.1	Power of Attorney (included on the signature page of this Registration Statement).